David J. Dickson
972-281-1481
ddickson@kcc.com

KIMBERLY-CLARK ANNOUNCES FOURTH QUARTER AND FULL YEAR 2006 RESULTS

4Q Net Sales Increased 7 Percent to $4.3 Billion in 2006; GAAP-Basis EPS Were $1.05 vs. 79 Cents in 2005; Cash Provided by Operations Improved 20 Percent

Adjusted EPS Rose 8 Percent to a Record $1.03, Exceeding Previous Guidance for the Quarter

2007 Outlook Calls For Continued Top- and Bottom-Line Growth in Line With Long-Term Targets

DALLAS, Jan. 25, 2007—Kimberly-Clark Corporation (NYSE: KMB) today reported that net sales in the fourth quarter of 2006 rose 7.4 percent to $4.3 billion, a new quarterly high. Highlights included strong performance in the company’s Health Care and Personal Care business segments, with gains of 11 percent and 9 percent, respectively, along with a ninth consecutive quarter of double-digit growth in developing and emerging markets.

Diluted net income per share was $1.05 compared with 79 cents in the prior year, an increase of 33 percent. Adjusted earnings in the fourth quarter of 2006 were $1.03 per share, slightly better than the company’s previous guidance of $1.00 to $1.02 per share and up more than 8 percent from 95 cents per share in 2005. The improvement in adjusted earnings per share versus the year-ago quarter was driven by the higher sales, the company’s continued success in reducing costs and excellent results at K-C de Mexico, all of which helped overcome inflationary cost increases totaling approximately $90 million.

Adjusted earnings exclude the company’s share of an equity affiliate’s gain on the sale of a business in 2006, incremental tax expense for repatriating earnings of certain foreign subsidiaries and the cumulative effect of an accounting change in 2005, as well as charges for strategic cost reductions to streamline the company’s operations in both years. Further information about adjusted earnings and other non-GAAP financial measures is provided on pages 6-9.

Chairman and Chief Executive Officer Thomas J. Falk said, “Our performance in the fourth quarter capped another year of delivering on our commitments. Throughout 2006, K-C teams around the world executed our Global Business Plan well and made rapid progress implementing our strategic cost reduction program. Thanks to their efforts, we improved our competitive position and met our top- and bottom-line growth objectives for the year, even though inflationary pressures were far greater than originally expected. Moreover, we continued to generate significant cash flow, enabling us to fund targeted growth initiatives and return healthy amounts of cash to shareholders. With solid organic sales

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growth in the fourth quarter and sequentially improved margins, we are entering the new year with good momentum.”

Review of fourth quarter sales

The increase in fourth quarter sales was driven by sales volume growth of more than 3 percent, along with higher net selling prices and favorable product mix, each approximately 1 percent better than the prior year. In addition, stronger foreign currencies benefited sales by more than 2 percent.

Sales of personal care products climbed 9.0 percent in the fourth quarter, driven primarily by sales volume growth of 8 percent. Currency effects of about 2 percent and favorable product mix of 1 percent also benefited sales, while net selling prices declined approximately 2 percent.

Personal care sales in North America increased about 5 percent compared with the fourth quarter of 2005, as a 6 percent improvement in sales volumes was partially offset by lower prices to match competitive activity and support product initiatives. Sales volumes for Huggies baby wipes were up double-digits and Huggies diapers grew at a high single-digit rate, boosted by innovations to the brand’s high-margin, super-premium offerings in both categories. The company’s market-leading Pull-Ups training pants and Depend and Poise incontinence care products also experienced good volume gains. Kotex feminine care sales volumes, however, were below the year-ago level. In Europe, personal care sales increased more than 11 percent, due primarily to currency benefits of about 8 percent and a 4 percent increase in sales volumes. Net selling prices were down somewhat compared with the prior year. Diaper volumes in the region were up 8 percent, on the strength of a 10 percent improvement in sales volumes of Huggies diapers in the company’s four core European markets – the U.K., France, Italy and Spain. In developing and emerging markets, personal care sales rose about 15 percent, with higher sales volumes, up 12 percent, accounting for most of the increase. Sales grew at a double-digit rate in all four D&E regions – North Asia, South Asia, Latin America, and Middle East/Africa/Eastern Europe.

Sales of consumer tissue products advanced 6.0 percent versus the fourth quarter of 2005, benefiting from a 3 percent improvement in net selling prices, along with favorable currency effects and product mix of 3 percent and 1 percent, respectively. Overall sales volumes were down 1 percent.

In North America, fourth quarter sales of consumer tissue products rose approximately 6 percent, with volumes, net selling prices and product mix all approximately 2 percent better than in 2005. The increase in sales volumes reflects solid growth for Cottonelle and Scott bathroom tissue and Viva paper towels versus the prior year. Although Kleenex facial tissue sales volumes were even with a strong year-ago quarter, they were up significantly compared with the third quarter, as expected. At the same time, product mix benefited from the launch of Kleenex Expressions facial tissue in a unique oval carton and from growth in super-premium bathroom tissue. The improvement in net selling prices reflects list price increases implemented across all categories earlier in the year partially offset by promotional activity to support key product initiatives. In Europe, consumer tissue sales were up about 5 percent. Net selling

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prices increased about 4 percent as a result of price increases implemented in a number of European markets during the year. Product mix also improved by 2 percent and currency effects added 8 percent to sales. Sales volumes, however, decreased approximately 9 percent, as the company has maintained a disciplined approach to implementing the price increases and has also shed low-margin business following the sale or closure of certain facilities in the region. Consumer tissue sales in developing and emerging markets rose 8 percent, with growth in all regions, primarily as a result of higher net selling prices, favorable product mix and currency benefits.

Sales of K-C Professional & other products were 6.4 percent above the year-ago quarter. Sales volumes increased about 2 percent and net selling prices rose approximately 1 percent, while favorable currency effects added 3 percent to sales. K-C Professional generated solid increases in sales of its differentiated apparel, glove and wiper products for the workplace and safety markets in North America and Europe. In addition, sales grew double digits in Asia and Latin America.

Sales of health care products went up a robust 11.4 percent in the fourth quarter, driven primarily by continued strong volume growth of 8 percent and increased selling prices of 2 percent. Highlights of the volume growth included double-digit gains for face masks, medical devices and sterile wrap in North America and in Europe’s largest category, surgical products. Overall sales continued to benefit from the company’s highly successful new Sterling Nitrile exam glove.

Other fourth quarter operating results

Operating profit was $611 million in the fourth quarter of 2006, compared with $572 million in 2005. Excluding charges for the company’s strategic cost reduction plan in both years, adjusted operating profit for the quarter increased more than 6 percent to $673 million from $633 million in the prior year. Top-line growth, along with FORCE (Focused On Reducing Costs Everywhere) cost savings of approximately $53 million and strategic cost reductions of about $38 million enabled the company to more than offset about $90 million of cost inflation during the quarter. The inflationary increases included more than $50 million in higher fiber costs, more than $30 million for raw materials other than fiber, driven by increases in the cost of polymer resins, superabsorbents and other oil-based materials and approximately $5 million in distribution and energy costs. Additionally, stock option expense, which the company began to record in 2006 using the prospective method under the provisions of SFAS 123R, reduced fourth quarter operating profit by $6 million.

The company’s effective tax rate in the fourth quarter was 23.0 percent in 2006 and 23.6 percent in 2005. Excluding the effects of charges for the strategic cost reduction plan and net benefits from synthetic fuel partnerships in both years and the incremental tax charges for repatriating earnings of certain foreign subsidiaries in 2005, the adjusted effective tax rate for the quarter was 29.1 percent in 2006, somewhat higher than the company’s previous guidance of 28 to 29 percent and up slightly from last year’s rate of 28.9 percent.

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Kimberly-Clark’s share of net income of equity companies in the fourth quarter increased significantly to approximately $94 million in 2006 from about $37 million in 2005, due mainly to higher net income at Kimberly-Clark de Mexico, S.A. de C.V. (KCM). The 2006 total includes a gain of approximately $46 million resulting from KCM’s sale of its pulp and paper business. The remainder of the increase was driven by continued double-digit sales and operating profit growth for KCM’s consumer business, as well as the absence of currency transaction losses that occurred in 2005. As previously noted, Kimberly-Clark has excluded the $46 million gain from 2006 adjusted earnings.

Competitive improvement initiatives – update on strategic cost reductions

During the fourth quarter, the company made further progress implementing the strategic cost reductions that are supporting the targeted growth investments announced in July 2005. As previously noted, the company plans to reduce costs by streamlining manufacturing and administrative operations primarily in North America and Europe, creating an even more competitive platform for growth and margin improvement.

Pretax charges totaling $63 million (approximately $40 million after tax) related to these cost reduction initiatives were recorded in the fourth quarter. Approximately 30 percent of the pretax charges were for current or future cash outlays, primarily for costs related to employee severance. Major components of the charges were for consolidation of consumer tissue operations in Europe and infant and child care operations in North America, cost structure improvements in health care as well as for streamlining administrative operations in North America and Europe.

To date, employees have been notified about workforce reductions and other actions at 19 of the approximately 24 facilities slated for sale, closure or streamlining as part of the cost reduction initiatives, and pretax charges of $713 million (about $513 million after tax) have been recorded. Based upon the significant progress made to date, the company now expects that cumulative pretax charges will be $950 million to $1.0 billion ($665 to $700 million after tax) through the end of 2008, down from previously expected totals of $1.0 to $1.1 billion ($700 to $775 million after tax). Additionally, cash costs of the total charges are expected to be lower than originally estimated – less than 40 percent versus 45 percent – while the level of anticipated annual pretax savings of at least $350 million in 2009 remains unchanged.

Year-over-year savings of more than $35 million were realized in the fourth quarter of 2006, bringing the year-to-date total to more than $110 million, ahead of the company’s target to save at least $100 million in 2006.

Cash flow and balance sheet

Cash provided by operations in the fourth quarter increased 20 percent to $813 million from $676 million in 2005. The increase was due primarily to higher earnings and a special dividend of $123 million from KCM, partially offset by an increase in working capital. Capital spending for the quarter

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was $333 million, bringing the total for the full year of 2006 to $972 million, in line with the company’s targeted range of $900 million to $1 billion. Capital spending in the fourth quarter of 2005 was $258 million. At December 31, 2006, total debt and preferred securities declined to $4.4 billion from $4.6 billion at the end of 2005.

During the fourth quarter, the company repurchased approximately 4.3 million shares of its common stock at a cost of $286 million. For the year, the company spent $750 million to repurchase nearly 12 million shares, equivalent to about 3 percent of shares outstanding at the beginning of the year. Share repurchases in 2005 and 2006 caused the average number of diluted shares outstanding to decrease versus the year-ago quarter by about 6 million shares, benefiting fourth quarter earnings per share comparisons by about 1 percent, or 1 cent per share.

Full year results

For the full year of 2006, sales of $16.7 billion were up more than 5 percent from $15.9 billion in the prior year, as a result of a 2 percent rise in sales volumes, along with improvements of 1 percent each in net selling prices, product mix and currency exchange rates. Year-to-date operating profit of $2,102 million included charges of $484 million for strategic cost reductions. Adjusted operating profit was $2,586 million in 2006 versus $2,539 million in 2005, an increase of approximately 2 percent. The benefits of top-line growth, along with cost savings of about $265 million offset inflation in key cost components totaling approximately $385 million. For the year, diluted earnings per share were $3.25 compared with $3.28 in 2005. Adjusted earnings per share went up 3 percent to $3.90 in 2006 from $3.78 in 2005. Those amounts are adjusted for: charges related to strategic cost reductions in both years; the gain resulting from the sale of an affiliate’s business in 2006; and American Jobs Creation Act charges and the cumulative effect of an accounting change in 2005.

Outlook

The company detailed its planning assumptions for 2007 as follows:
•	Anticipated revenue growth of 3 to 5 percent, in line with its long-term objective, driven primarily by increased sales volumes.
•

Adjusted operating profit growth of 5 to 7 percent, also in line with its long-term objective, despite projected cost inflation of approximately $100 to $150 million arising mainly from higher fiber costs.

•	Cost savings totaling $200 to $250 million from both the company’s FORCE program and its strategic cost reduction plan.
•	Strategic marketing spending is anticipated to increase at a faster rate than sales to support new and improved products and other targeted growth initiatives.

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•

The adjusted effective tax rate for the year is expected to be in a range of 29 to 30 percent versus 28.9 percent in 2006. In addition, benefits from the company’s synthetic fuel partnerships, net of related nonoperating expenses, are expected to total 5 to 10 cents per share.

•

The company’s share of net income of equity companies is expected to be similar to or slightly below the 2006 level (excluding the gain from the sale of KCM’s pulp and paper business), reflecting the absence of earnings from the operations that were sold.

•

Share repurchases of about $600 to $800 million are anticipated, subject to market conditions. This equates to more than 2 percent of outstanding shares and is consistent with the Global Business Plan target of 2 to 3 percent.

•	Capital spending should total $900 million to $1 billion, consistent with the long-range objective for annual spending of 5 to 6 percent of sales.
•	A high single-digit dividend increase, effective in April 2007, subject to approval by the Board of Directors.

Commenting on the outlook, Falk said, “Since we introduced our Global Business Plan, we have been carefully putting the pieces in place to drive sustainable revenue and earnings growth, and we expect more progress in 2007. We will continue to execute the Plan, with a particular focus on our targeted growth initiatives, and will maintain its strong financial discipline. And based on the improvement in our operating trends in the second half of 2006, we have reason to be optimistic about our top- and bottom-line prospects for the year ahead. We are also confident that we will generate additional cost savings on an ongoing basis. In 2007, we plan to reinvest a significant amount of savings in customer development and strategic marketing to support top-line growth and further improve brand equity. Finally, we will remain focused on improving ROIC, increasing cash flow from operations and deploying our cash in shareholder-friendly ways.

“All things considered, we expect adjusted earnings per share in 2007 will be in a range of $4.10 to $4.20 per share. Compared with adjusted earnings of $3.90 per share in 2006, this will enable us to deliver growth of 5 to 8 percent, in line with our long-term objective.

“As for the first quarter, we anticipate adjusted earnings per share will be in a range of 99 cents to $1.01 per share, in line with external expectations. This should give us a solid start in 2007, with bottom-line growth at least consistent with or, perhaps, better than the rate we’ve targeted for the full year.”

Non-GAAP financial measures

This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with generally accepted accounting principles in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	adjusted earnings and earnings per share
•	adjusted operating profit

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•	adjusted effective tax rate

These non-GAAP financial measures exclude certain items that are included in the company’s earnings, earnings per share, operating profit and effective tax rate calculated in accordance with GAAP. A detailed explanation of each of the adjustments to the comparable GAAP financial measures is given below. In accordance with the requirements of Regulation G, reconciliations of the non-GAAP financial measures to the comparable GAAP financial measures are attached.

The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company’s Board of Directors use adjusted earnings, adjusted earnings per share and adjusted operating profit to (a) evaluate the company’s historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company’s business units and their managers. Additionally, the Management Development and Compensation Committee of the company’s Board of Directors uses these non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company’s adjusted earnings per share and improvement in the company’s return on invested capital determined by excluding the charges and credits that are used in calculating these non-GAAP financial measures.

In addition, Kimberly-Clark management believes that investors’ understanding of the company’s performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing the company’s ongoing results of operations and for understanding the company’s effective tax rate. Many investors are interested in understanding the performance of our businesses by comparing our results from ongoing operations from one period to the next. By providing the non-GAAP financial measures, together with the reconciliations, we believe we are enhancing investors’ understanding of our businesses and our results of operations, as well as assisting investors in evaluating how well the company is executing the material changes to our enterprise contemplated by the strategic cost reduction plan. Also, many financial analysts who follow our company focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interests of our investors for us to provide this information to analysts so that those analysts accurately report the non-GAAP financial information.

We calculate adjusted earnings, adjusted earnings per share, adjusted operating profit and adjusted effective tax rate by excluding from the comparable GAAP measure (i) charges related to our strategic cost reduction plan for streamlining the company’s operations, (ii) our share of an equity affiliate’s gain on the sale of a business, (iii) incremental tax charges arising out of repatriation of earnings of foreign subsidiaries under the American Jobs Creation Act of 2004, or AJCA, (iv) the net effect of the company’s investment in synthetic fuel partnerships on the company’s effective tax rate and (v) the cumulative effect

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of an accounting change. Each of these adjustments and the basis for such adjustments are described below:

•

Strategic cost reduction plan. In July 2005, the company authorized a strategic cost reduction plan aimed at streamlining manufacturing and administrative operations, primarily in North America and Europe. The strategic cost reduction plan commenced in the third quarter of 2005 and is expected to be substantially completed by December 31, 2008. At the time we announced the plan, we advised investors that we would report our earnings, earnings per share and operating profit excluding the strategic cost reduction plan charges so that investors could compare our operating results without the plan charges from period to period and could assess our progress in implementing the plan. Management does not consider these charges to be part of our earnings from ongoing operations for purposes of evaluating the performance of its business units and their managers and excludes these charges when making decisions to allocate resources among its business units.

•

Gain on sale of business. In the fourth quarter of 2006, the company’s equity affiliate, Kimberly-Clark de Mexico, S.A. de C.V. sold its pulp and paper business and recorded an after-tax gain of $95 million. The company’s share of the gain was approximately $46 million. We exclude this gain from our adjusted earnings and adjusted earnings per share so that investors can compare our operating results without the non-recurring gain. Management also excludes this gain when evaluating the operating performance of the company.

•

AJCA charges. During 2005, the company recorded non-recurring charges associated with repatriation of earnings from its non-U.S. subsidiaries under the provisions of the AJCA. We exclude these charges from our adjusted earnings and adjusted earnings per share because we believe it is useful to investors to disclose earnings per share excluding these charges, which are not expected to recur under current law, and it allows investors to better understand our effective tax rate. Management also excludes these charges when evaluating the operating performance of the company.

•

Adjusted effective tax rate. In the analysis of its effective tax rate, the company excludes the effects of charges for the strategic cost reduction plan and AJCA discussed above, and net benefit from the company’s investment in synthetic fuel partnerships. We believe that adjusting for these items provides improved insight into the tax effects of our ongoing business operations.

•

Cumulative effect of an accounting change. In the fourth quarter of 2005, the company implemented FIN 47, an interpretation of Statement of Financial Accounting Standards 143, Accounting for Asset Retirement Obligations. The cumulative effect of this accounting change was a charge, net of income taxes, of $12.3 million, or 3 cents per share. Management also excludes this charge when evaluating operating performance of the company.

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These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures. There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and they may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded. The company compensates for these limitations by using these non-GAAP financial measures as supplements to the GAAP measures and by providing the reconciliations of the non-GAAP and comparable GAAP financial measures. The non-GAAP financial measures should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

Conference call

A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CST) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company’s Web site (www.kimberly-clark.com).

About Kimberly-Clark

Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 150 countries. Every day, 1.3 billion people – nearly a quarter of the world’s population – trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in more than 80 countries. To keep up with the latest K-C news and to learn more about the company’s 135-year history of innovation, visit www.kimberly-clark.com.

Copies of Kimberly-Clark’s Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company’s Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company’s Web site.

Certain matters contained in this news release concerning the business outlook, including new product introductions, cost savings and acquisitions, anticipated costs and benefits related to the Competitive Improvement Initiatives, anticipated financial and operating results, strategies, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management’s expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company’s results will be as estimated. For a description of certain factors that could cause the company’s future results to differ materially from those expressed in any such forward-looking statements, see Item 1A of the company’s Annual Report on Form 10-K for the year ended December 31, 2005 entitled “Risk Factors.”

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KIMBERLY-CLARK CORPORATION

CONSOLIDATED INCOME STATEMENT

PERIODS ENDED DECEMBER 31

(Millions of dollars, except per share amounts)

	Three Months
	Ended December 31
	2006	2005	Change

Net Sales	$4,307.2	$4,008.9	+ 7.4%
Cost of products sold	2,941.3	2,719.3	+ 8.2%

Gross Profit	1,365.9	1,289.6	+ 5.9%
Marketing, research and general expenses	744.7	715.9	+ 4.0%
Other (income) and expense, net	10.6	1.5	N.M.

Operating Profit	610.6	572.2	+ 6.7%
Nonoperating expense	(24.9)	(41.6)	- 40.1%
Interest income	9.4	5.8	+ 62.1%
Interest expense	(54.4)	(52.0)	+ 4.6%

Income Before Income Taxes and Equity Interests	540.7	484.4	+ 11.6%
Provision for income taxes	(124.3)	(114.1)	+ 8.9%
Income Before Equity Interests	416.4	370.3	+ 12.4%
Share of net income of equity companies	93.9	37.2	+ 152.4%
Minority owners’ share of subsidiaries’
net income	(27.7)	(24.1)	+ 14.9%

Income Before Cumulative Effect of Accounting Change	482.6	383.4	+ 25.9%
Cumulative effect of accounting change,
net of income taxes	-	(12.3)	N.M.
Net Income	$482.6	$371.1	+ 30.0%

Diluted Per Share Basis:

Income Before Cumulative Effect of Accounting Change	$1.05	$.82	+ 28.0%
Cumulative Effect of Accounting Change	-	(.03)	N.M.

Net Income	$1.05	$.79	+ 32.9%

N.M. – Not meaningful

Unaudited

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KIMBERLY-CLARK CORPORATION

PERIODS ENDED DECEMBER 31

(Millions of dollars, except per share amounts)

Notes:

1. Charges for the Strategic Cost Reductions of $40.1 million and $41.2 million in 2006 and 2005, respectively, are included as follows:

	Three Months
	Ended December 31
	2006	2005
Cost of products sold	$40.1	$41.1

Marketing, research and general expenses	22.3	19.5

Other (income) and expense, net	.4	-

Provision for income taxes	(22.7)	(19.4)

Net Charges	$40.1	$41.2

2. Prior to the adoption of SFAS 123R, the Corporation accounted for stock-based employee compensation using the intrinsic-value method. The following presents pro forma information about net income and earnings per share for 2005 as if the Corporation had applied fair value expense recognition to all employee stock options granted.

Three Months Ended
December 31, 2005

Pro forma net income	$363.5

Pro forma earnings per share – diluted	$.78

Unaudited

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KIMBERLY-CLARK CORPORATION

CONSOLIDATED INCOME STATEMENT

PERIODS ENDED DECEMBER 31

(Millions of dollars, except per share amounts)

	Twelve Months
	Ended December 31
	2006	2005	Change

Net Sales	$16,746.9	$15,902.6	+ 5.3%
Cost of products sold	11,664.8	10,827.4	+ 7.7%

Gross Profit	5,082.1	5,075.2	+ 0.1%
Marketing, research and general expenses	2,948.3	2,737.4	+ 7.7%
Other (income) and expense, net	32.3	27.2	+ 18.8%

Operating Profit	2,101.5	2,310.6	- 9.0%
Nonoperating expense	(65.5)	(179.0)	- 63.4%
Interest income	29.2	27.5	+ 6.2%
Interest expense	(220.3)	(190.2)	+ 15.8%

Income Before Income Taxes and Equity Interests	1,844.9	1,968.9	- 6.3%
Provision for income taxes	(469.2)	(438.4)	+ 7.0%
Income Before Equity Interests	1,375.7	1,530.5	- 10.1%
Share of net income of equity companies	218.6	136.6	+ 60.0%
Minority owners’ share of subsidiaries’
net income	(94.8)	(86.5)	+ 9.6%

Income Before Cumulative Effect of Accounting Change	1,499.5	1,580.6	- 5.1%
Cumulative effect of accounting change,
net of income taxes	-	(12.3)	N.M.
Net Income	$1,499.5	$1,568.3	- 4.4%

Diluted Per Share Basis:

Income Before Cumulative Effect of Accounting Change	$3.25	$3.31	- 1.8%
Cumulative Effect of Accounting Change	-	(.03)	N.M.

Net Income	$3.25	$3.28	- 0.9%

N.M. – Not meaningful

Unaudited

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KIMBERLY-CLARK CORPORATION

PERIODS ENDED DECEMBER 31

(Millions of dollars, except per share amounts)

Notes:

1. Charges for the Strategic Cost Reductions of $345.0 million and $167.6 million in 2006 and 2005, respectively, are included as follows:

	Twelve Months
	Ended December 31
	2006	2005
Cost of products sold	$342.4	$201.6

Marketing, research and general expenses	134.0	27.0

Other (income) and expense, net	8.0	-

Provision for income taxes	(137.8)	(61.0)

Strategic Cost Reductions after taxes	346.6	167.6

Minority interest	(1.6)	-

Net Charges	$345.0	$167.6

2. Prior to the adoption of SFAS 123R, the Corporation accounted for stock-based employee compensation using the intrinsic-value method. The following presents pro forma information about net income and earnings per share for 2005 as if the Corporation had applied fair value expense recognition to all employee stock options granted.

Twelve Months Ended
December 31, 2005

Pro forma net income	$1,531.9

Pro forma earnings per share – diluted	$3.21

Unaudited

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KIMBERLY-CLARK CORPORATION

PERIODS ENDED DECEMBER 31

3. Other Information:

	Twelve Months
	Ended December 31
	2006	2005
Cash Dividends Declared
Per Share	$1.96	$1.80

	December 31
Common Shares (Millions)	2006	2005

Outstanding, as of	455.6	461.5

Average Diluted for:

Three Months Ended	461.2	467.4

Twelve Months Ended	461.6	477.4

Unaudited

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KIMBERLY-CLARK CORPORATION

PERIODS ENDED DECEMBER 31

(Millions of dollars)

Supplemental Financial Information:

Preliminary Balance Sheet Data:
	December 31	December 31
	2006	2005

Cash and cash equivalents	$360.8	$364.0

Accounts receivable	2,336.7	2,101.9

Inventories	2,004.5	1,752.1

Total assets	17,067.0	16,303.2

Accounts payable	1,530.8	1,354.3

Debt payable within one year	1,326.4	1,222.5

Total current liabilities	5,015.8	4,642.9

Long-term debt	2,276.0	2,594.7

Preferred securities of subsidiary	793.4	757.4

Stockholders’ equity	6,097.4	5,558.2

	Twelve Months
	Ended December 31
Preliminary Cash Flow Data:	2006	2005

Cash provided by operations	$2,579.5	$2,311.8

Cash used for investing	$(1,035.9)	$(596.2)

Cash used for financing	$(1,551.3)	$(1,929.7)

Depreciation and amortization	$932.8	$844.5

Capital spending	$972.1	$709.6

Cash dividends paid	$884.0	$838.4

Unaudited

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KIMBERLY-CLARK CORPORATION

PERIODS ENDED DECEMBER 31

Description of Business Segments

The Corporation is organized into operating segments based on product groupings. These operating segments have been aggregated into four reportable global business segments: Personal Care; Consumer Tissue; K-C Professional & Other; and Health Care. The reportable segments were determined in accordance with how the Corporation’s executive managers develop and execute the Corporation’s global strategies to drive growth and profitability of the Corporation’s worldwide Personal Care, Consumer Tissue, K-C Professional & Other, and Health Care operations. These strategies include global plans for branding and product positioning, technology, research and development programs, cost reductions including supply chain management, and capacity and capital investments for each of these businesses. Segment management is evaluated on several factors, including operating profit. Segment operating profit excludes other income and (expense), net; income and expense not associated with the business segments; and the costs of corporate decisions related to the Strategic Cost Reductions. Corporate & Other includes the costs of the Strategic Cost Reductions.

The principal sources of revenue in each of our global business segments are described below.

The Personal Care segment manufactures and markets disposable diapers, training and youth pants and swimpants; baby wipes; feminine and incontinence care products; and related products. Products in this segment are primarily for household use and are sold under a variety of brand names, including Huggies, Pull-Ups, Little Swimmers, GoodNites, Kotex, Lightdays, Depend, Poise and other brand names.

The Consumer Tissue segment manufactures and markets facial and bathroom tissue, paper towels, napkins and related products for household use. Products in this segment are sold under the Kleenex, Scott, Cottonelle, Viva, Andrex, Scottex, Hakle, Page and other brand names.

The K-C Professional & Other segment manufactures and markets facial and bathroom tissue, paper towels, napkins, wipers and other products to the away-from-home marketplace. Products in this segment are sold under the Kimberly-Clark, Kleenex, Scott, Kimwipes, WypAll, Surpass and other brand names.

The Health Care segment manufactures and markets health care products such as surgical gowns, drapes, infection control products, sterilization wrap, disposable face masks and exam gloves, respiratory products and other disposable medical products. Products in this segment are sold under the Kimberly-Clark, Tecnol, Ballard and other brand names.

Unaudited

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KIMBERLY-CLARK CORPORATION

PERIODS ENDED DECEMBER 31

SELECTED BUSINESS SEGMENT DATA

(Millions of dollars)

	Three Months			Twelve Months
	Ended December 31			Ended December 31
	2006	2005	Change	2006	2005	Change
NET SALES:

Personal Care	$1,686.1	$1,546.2	+ 9.0%	$6,740.9	$6,287.4	+ 7.2%
Consumer Tissue	1,575.2	1,485.7	+ 6.0%	5,982.0	5,781.3	+ 3.5%
K-C Professional & Other	710.8	668.0	+ 6.4%	2,718.7	2,595.7	+ 4.7%
Health Care	338.9	304.3	+ 11.4%	1,331.8	1,226.1	+ 8.6%

Corporate & Other	8.8	9.1	- 3.3%	32.3	31.4	+ 2.9%

Intersegment Sales	(12.6)	(4.4)	N.M.	(58.8)	(19.3)	N.M.

Consolidated	$4,307.2	$4,008.9	+ 7.4%	$16,746.9	$15,902.6	+ 5.3%

OPERATING PROFIT:

Personal Care	$342.3	$298.7	+ 14.6%	$1,302.5	$1,242.2	+ 4.9%
Consumer Tissue	205.8	209.4	- 1.7%	772.6	805.8	- 4.1%
K-C Professional & Other	116.0	127.6	- 9.1%	437.1	446.9	- 2.2%
Health Care	60.7	51.5	+ 17.9%	246.2	226.3	+ 8.8%

Corporate & Other	(103.6)	(113.5)	- 8.7%	(624.6)	(383.4)	+ 62.9%

Other income and (expense), net	(10.6)	(1.5)	N.M.	(32.3)	(27.2)	N.M.

Consolidated	$610.6	$572.2	+ 6.7%	$2,101.5	$2,310.6	- 9.0%

Note:	Corporate & Other and Other income and (expense), net, include the following amounts of pre-tax charges for the Strategic Cost Reductions.

	Three Months		Twelve Months
	Ended December 31		Ended December 31
	2006	2005	2006	2005
Corporate & Other	$(62.4)	$(60.6)	$(476.4)	$(228.6)

Other income and (expense), net	(.4)	-	(8.0)	-

N.M. – Not meaningful

Unaudited

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KIMBERLY-CLARK CORPORATION

PERIODS ENDED DECEMBER 31

SELECTED BUSINESS SEGMENT DATA

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended December 31, 2006
			Net	Mix/
	Total	Volume	Price	Other (1)	Currency

Consolidated	7.4	3	1	1	2

Personal Care	9.0	8	(2)	1	2

Consumer Tissue	6.0	(1)	3	1	3

K-C Professional & Other	6.4	2	1	-	3

Health Care	11.4	8	2	-	1

	Twelve Months Ended December 31, 2006
			Net	Mix/
	Total	Volume	Price	Other (1)	Currency

Consolidated	5.3	2	1	1	1

Personal Care	7.2	6	(1)	1	1

Consumer Tissue	3.5	(1)	3	1	1

K-C Professional & Other	4.7	1	2	1	1

Health Care	8.6	7	1	1	-

(1) Mix/Other includes rounding.

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KIMBERLY-CLARK CORPORATION

PERIODS ENDED DECEMBER 31

(Millions of dollars, except per share amounts)

NON-GAAP RECONCILIATION SCHEDULES

The tables on the following pages present the reconciliation of non-GAAP financial measures to GAAP financial measures.

EARNINGS SUMMARY:

	Three Months Ended December 31
	2006		2005
		Diluted		Diluted
	Income	Earnings	Income	Earnings
	(Expense)	Per Share	(Expense)	Per Share

Adjusted Earnings	$477.1	$1.03	$445.3	$.95

Adjustments for:

Strategic Cost Reduction charges	(40.1)	(.09)	(41.2)	(.09)

Income Taxes on American Jobs
Creation Act Dividends	-	-	(20.7)	(.04)

Gain on Sale of Equity Affiliate’s Business	45.6	.10	-	-

Cumulative Effect of Accounting Change	-	-	(12.3)	(.03)

Rounding	-	.01	-	-

Net Income	$482.6	$1.05	$371.1	$.79

	Twelve Months Ended December 31
	2006		2005
		Diluted		Diluted
	Income	Earnings	Income	Earnings
	(Expense)	Per Share	(Expense)	Per Share

Adjusted Earnings	$1,798.9	$3.90	$1,803.7	$3.78

Adjustments for:

Strategic Cost Reduction charges	(345.0)	(.75)	(167.6)	(.35)

Income Taxes on American Jobs
Creation Act Dividends	-	-	(55.5)	(.12)

Gain on Sale of Equity Affiliate’s Business	45.6	.10	-	-

Cumulative Effect of Accounting Change	-	-	(12.3)	(.03)

Net Income	$1,499.5	$3.25	$1,568.3	$3.28

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KIMBERLY-CLARK CORPORATION

PERIODS ENDED DECEMBER 31

(Millions of dollars)

OPERATING PROFIT SUMMARY:

	Three Months
	Ended December 31
	2006	2005

Adjusted Operating Profit	$673.4	$632.8

Adjustment for Strategic Cost Reduction charges	(62.8)	(60.6)

Operating Profit	$610.6	$572.2

	Twelve Months
	Ended December 31
	2006	2005

Adjusted Operating Profit	$2,585.9	$2,539.2

Adjustment for Strategic Cost Reduction charges	(484.4)	(228.6)

Operating Profit	$2,101.5	$2,310.6

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KIMBERLY-CLARK CORPORATION

PERIODS ENDED DECEMBER 31

(Millions of dollars)

Effective Income Tax Rate Reconciliation – Adjustments(1) and Synthetic Fuel Partnership Activities:

	Three Months Ended December 31, 2006
				Synthetic Fuel
	As		Excluding	Effect of	Excluding
	Reported	Adjustments(1)	Adjustments(1)	Activities	Activities

Income Before Income Taxes	$540.7	$(62.8)	$603.5	$(24.9)	$628.4

Provision for Income Taxes	124.3	(22.7)	147.0	(35.6)	182.6

Net Synthetic Fuel Benefit				$10.7

Effective Income Tax Rate	23.0%

Adjusted Effective Income Tax Rate			24.4%		29.1%

	Three Months Ended December 31, 2005
				Synthetic Fuel
	As		Excluding	Effect of	Excluding
	Reported	Adjustments(1)	Adjustments(1)	Activities	Activities

Income Before Income Taxes	$484.4	$(60.6)	$545.0	$(41.6)	$586.6

Provision for Income Taxes	114.1	1.3	112.8	(56.5)	169.3

Net Synthetic Fuel Benefit				$14.9

Effective Income Tax Rate	23.6%

Adjusted Effective Income Tax Rate			20.7%		28.9%

(1)	Charges for Strategic Cost Reductions in 2006 and Strategic Cost Reductions and American Jobs Creation Act incremental taxes in 2005.

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KIMBERLY-CLARK CORPORATION

PERIODS ENDED DECEMBER 31

(Millions of dollars)

Effective Income Tax Rate Reconciliation – Adjustments(1) and Synthetic Fuel Partnership Activities:

	Twelve Months Ended December 31, 2006
				Synthetic Fuel
	As		Excluding	Effect of	Excluding
	Reported	Adjustments(1)	Adjustments(1)	Activities	Activities

Income Before Income Taxes	$1,844.9	$(484.4)	$2,329.3	$(65.5)	$2,394.8

Provision for Income Taxes	469.2	(137.8)	607.0	(86.0)	693.0

Net Synthetic Fuel Benefit				$20.5

Effective Income Tax Rate	25.4%

Adjusted Effective Income Tax Rate			26.1%		28.9%

	Twelve Months Ended December 31, 2005
				Synthetic Fuel
	As		Excluding	Effect of	Excluding
	Reported	Adjustments(1)	Adjustments(1)	Activities	Activities

Income Before Income Taxes	$1,968.9	$(228.6)	$2,197.5	$(179.0)	$2,376.5

Provision for Income Taxes	438.4	(5.5)	443.9	(234.3)	678.2

Net Synthetic Fuel Benefit				$55.3

Effective Income Tax Rate	22.3%

Adjusted Effective Income Tax Rate			20.2%		28.5%

(1)	Charges for Strategic Cost Reductions in 2006 and Strategic Cost Reductions and American Jobs Creation Act incremental taxes in 2005.

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KIMBERLY-CLARK CORPORATION

PERIODS ENDED DECEMBER 31

OUTLOOK FOR 2007

Estimated Full-Year 2007 Diluted Earnings Per Share:

Adjusted Earnings Per Share	$4.10 – $4.20

Strategic Cost Reductions	(.31) – (.28)

Earnings Per Share – Diluted	$3.79 – $3.92

Estimated First Quarter 2007 Diluted Earnings Per Share:

Adjusted Earnings Per Share	$.99 – $1.01

Strategic Cost Reductions	(.12) – (.09)

Earnings Per Share – Diluted	$ .87 – $.92

Investor Relations contacts: Mike Masseth, 972-281-1478, mmasseth@kcc.com

Paul Alexander, 972-281-1440, palexand@kcc.com

Media Relations contact: Dave Dickson, 972-281-1481, ddickson@kcc.com

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